As filed with the Securities and Exchange Commission on December 12, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of Montreal

(Exact Name of Registrant as Specified in Its Charter)

CANADA	13-4941092
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada M5X 1A1

(416) 867-6785

(Address of Principal Executive Offices)

BANK OF MONTREAL OMNIBUS DEFERRED SHARE UNIT PLAN

(Full Title of the Plan)

Colleen Hennessy

Bank of Montreal

115 South LaSalle Street, Floor 18W

Chicago, Illinois 60603

(312) 497-6153

(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

William C. Hermann

Chapman and Cutler LLP

320 South Canal Street

Chicago, Illinois 60606

(312) 845-3000

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ Emerging growth company ☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional $70,000,000 of Deferred Compensation Obligations of Bank of Montreal (the “Bank”) which may be issued pursuant to awards under the Bank of Montreal Omnibus Deferred Share Unit Plan, which is the successor to and a continuation of the Bank of Montreal Deferred Stock Unit Plan U.S. for Senior Officers (as so revised, amended and restated, the “Plan”). In accordance with General Instruction E to Form S-8, the Bank hereby incorporates herein by reference the contents of the Registration Statements on Form S-8 filed by the Bank with respect to the Plan on October 7, 2013 (Registration No.  333-191591) and on October 28, 2011 (Registration No. 333-177568), together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof. The amount to be registered under the Plan represents unsecured obligations of the Registrant to pay the dollar amount of the compensation to be deferred and payable in the future in accordance with the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Under the Bank Act of Canada (“Bank Act”), a bank may not, by contract, resolution or by-law, limit the liability of its directors or officers for breaches of the Bank Act, including their fiduciary duties imposed under the Bank Act. However, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of their association with the bank or such other entity and may advance funds to him or her for the costs, charges or expenses of such a proceeding, provided however, that a bank may not indemnify such a person unless:

(1)    that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which he or she acted at the bank’s request as a director or officer or in a similar capacity; and

(2)    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

Under the Bank Act, these individuals are entitled to be indemnified by the bank in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of an association referred to above with the bank or other entity if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify these individuals in respect of, or advance amounts to him or her for the costs, charges and expenses of, a proceeding referred to above, in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of an association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

The Bank’s by-laws provide that the Bank shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer of or in a similar capacity for another entity, and such person’s heirs and personal representatives, to the maximum extent permitted by the Bank Act.

2

The Bank has entered into indemnification agreements with its directors and certain of its executive officers in which it has undertaken to indemnify such a person with respect to all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of his or her association with the Bank or other entity for which he or she acted at the Bank’s request as a director or officer or in a similar capacity and to advance funds to such person for such costs, charges or expenses, in each case if he or she fulfills the conditions set out in (1) and (2) above.

The Bank has purchased, at its expense, a Directors’ and Officers’ Liability Insurance Policy that provides protection for individual directors and officers of Bank of Montreal and its subsidiaries solely while acting in their capacity as such.

Insofar as indemnification for liabilities arising from the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

3.1	By-laws of Bank of Montreal dated April 4, 2017 (incorporated by reference to the Current Report on Form 6-K filed by Bank of Montreal with the SEC on April 13, 2017).

4.1	Bank of Montreal Omnibus Deferred Share Unit Plan, as amended and restated effective November 8, 2021, and as may be further revised, amended and/or restated.

5.1	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1	Power of Attorney for Bank of Montreal (included on the signature page hereto).

107.1	Filing Fee Table.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Bank of Montreal certifies that it has reasonable grounds to believe that it meets all the requirements for filing on this Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 11, 2023.

BANK OF MONTREAL

By:	/s/ Stephen Lobo
Stephen Lobo
Treasurer

By:	/s/ Tayfun Tuzun
Tayfun Tuzun
Chief Financial Officer (Principal Financial
and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Tayfun Tuzun, Sharon Haward-Laird, Stephen Lobo and Paul V. Noble and his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the U.S. Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, in connection with the registration under the Securities Act of the securities of Bank of Montreal (the “Bank”), including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her capacity as a member of the Board of Directors or officer of the Bank, on this Registration Statement or a registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act relating to such securities, the Bank of Montreal Omnibus Deferred Share Unit Plan (the “Plan”) and/or such successor registration statements or other form or forms as may be appropriate to be filed with the SEC as any of them deem appropriate in respect of the securities of the Bank or the Plan, on any and all amendments, including post-effective amendments, to such registration statement, and on any and all instruments and documents filed as part of or in connection with such registration statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated in the City of Toronto, Province of Ontario, Canada.

Signature Name	Title	Date

/s/ Darryl White	Chief Executive Officer, Director	December 11, 2023
Darryl White	(Principal Executive Officer)

/s/ Tayfun Tuzun	Chief Financial Officer	December 11, 2023
Tayfun Tuzun	(Principal Financial and Accounting Officer)

/s/ George A. Cope	Chair of the Board	December 11, 2023
George A. Cope

/s/ Janice M. Babiak	Director	December 11, 2023
Janice M. Babiak

/s/ Sophie Brochu	Director	December 11, 2023
Sophie Brochu

/s/ Craig W. Broderick	Director	December 11, 2023
Craig W. Broderick

/s/ Hazel Claxton	Director	December 11, 2023
Hazel Claxton

/s/ Stephen Dent	Director	December 11, 2023
Stephen Dent

/s/ Christine A. Edwards	Director	December 11, 2023
Christine A. Edwards

/s/ Martin S. Eichenbaum	Director	December 11, 2023
Martin S. Eichenbaum

/s/ David Harquail	Director	December 11, 2023
David Harquail

/s/ Linda S. Huber	Director	December 11, 2023
Linda S. Huber

/s/ Eric R. La Flèche	Director	December 11, 2023
Eric R. La Flèche

/s/ Lorraine Mitchelmore	Director	December 11, 2023
Lorraine Mitchelmore

/s/ Madhu Ranganathan	Director	December 11, 2023
Madhu Ranganathan

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Bank of Montreal in the United States, in the City of Chicago, State of Illinois, December 11, 2023.

BANK OF MONTREAL

By:	/s/ Colleen Hennessy
Colleen Hennessy
Authorized Representative in the United States

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